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                                                                    EXHIBIT 99.1

 NEWS BULLETIN                                    RE:   CRDENTIA CORP.
     FROM:                                              14114 DALLAS PARKWAY,
                                                        SUITE 600
   FINANCIAL                                            DALLAS, TX 75254
RELATIONS BOARD                                         OTCBB: CRDE

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For Further Information:
 AT THE COMPANY:                            AT FINANCIAL RELATIONS BOARD:
 James D. Durham      Pamela Atherton       Lasse Glassen
 CEO and Chairman     President             310-854-8313
 972-850-0780         972-850-0780          lglassen@financialrelationsboard.com
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FOR IMMEDIATE RELEASE
NOVEMBER 15, 2004

                   CRDENTIA TO ACQUIRE HEALTHCARE INNOVATIONS
                             PRIVATE SERVICES, INC.

DALLAS - NOVEMBER 15, 2004 - CRDENTIA CORP. (OTCBB: CRDE), a leading U.S. provider of healthcare staffing services, today announced that it has entered into a definitive agreement to acquire HealthCare Innovations Private Services, Inc., (HCIPSI) a provider of private duty and advantage waiver services throughout the state of Oklahoma. The transaction is expected to close, subject to financing and customary closing conditions, within 75 days.

HCIPSI contracts with the Medicaid/Advantage Program to provide case management and personal care services. In addition, the Company also offers hourly and private duty home care services. Founded in 1996, HCIPSI employs nearly 1,000 personal care assistants along with a staff that includes case managers, registered nurses, physical therapists and licensed practical nurses. The Company has a client base of more than 2,250 consumers and its seven offices provide service to nearly 90% of the counties in Oklahoma.

"I am delighted that HCIPSI will team-up with Crdentia as it addresses the home healthcare services market in Oklahoma," said Crdentia's Chairman and Chief Executive Officer James D. Durham. "This is a pivotal acquisition for Crdentia given HCIPSI's size and its expected contribution to Crdentia's growth. The addition of HCIPSI is a significant step towards our objective of expanding our private duty home healthcare services, which is a key part of Crdentia's multidimensional approach to healthcare staffing."

HCIPSI owner Brian Wilson commented, "I believe the alignment with Crdentia gives HCIPSI an unparalleled opportunity to expand our leading position in Oklahoma's home care market. Through Crdentia's resources, strong industry expertise and geographic breadth, we expect to capitalize on the large and growing market opportunity within the healthcare staffing industry."

Commenting on the acquisition, Crdentia's President Pamela Atherton stated, "HCIPSI is a well-run company with an established customer base and satisfies several important criteria we look for in acquisition candidates. With its specialized staffing service focus, HCIPSI will provide the cornerstone for Crdentia's continued growth in the home healthcare marketplace. In addition, HCIPSI has an excellent reputation evidenced by the


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Financial Relations Board serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.
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Company's strong market share in Oklahoma. And importantly, the transaction is immediately accretive for Crdentia and helps provide critical mass as we move forward with our expansion strategy."

HCIPSI represents one of several acquisitions announced by Crdentia during 2004 focusing on healthcare staffing services. Founded in August 2002, Crdentia successfully integrated four acquisitions in 2003 and the completion of this transaction will mark Crdentia's third acquisition in 2004. Crdentia currently ranks among the 10 largest healthcare staffing providers in the U.S. market.

ABOUT CRDENTIA CORP.

Crdentia Corp. is one of the nation's leading providers of healthcare staffing services. Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue. There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry. Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand. By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth. For more information, visit www.crdentia.com.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company's management team, members of which have other business interests; the ability to successfully implement the Company's business plan; the ability to continue as a going concern; the ability to fund the Company's business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company's common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.


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